FIRST AMENDMENT TO THE
AARON’S, INC. DEFERRED COMPENSATION PLAN
(as amended and restated effective January 1, 2017)

THIS AMENDMENT to the Aaron’s, Inc. Deferred Compensation Plan (the “Plan”) is made by the Committee of the Plan (the “Committee”).
W I T N E S S E T H :
WHEREAS, Aaron’s, Inc. maintains the Plan for the benefit of eligible employees;
WHEREAS, Section 11.2 of the Plan provides that the Company has the authority to amend the Plan at any time;
WHEREAS, the Committee has been delegated the authority to approve amendments to the Plan on behalf of the Company; and
WHEREAS, the Committee wishes to amend the Plan to (i) discontinue separate payment form elections for “retirement” versus non-retirement terminations of employment, and instead have a single payment election for years after 2019; and (ii) add a provision to permit discretionary cashouts of accounts valued below the annual limit on elective deferrals under a 401(k) plan;
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of November 1, 2019:

1.	A new Section 1.38A is added to the Plan, to read as follows:

1.38A    Termination Benefit shall have the meaning described in Section 6.1(c).

2.	A new Section 5.3 is added to the Plan, to read as follows:

5.3    Retirement Not Applicable For Years After 2019. Notwithstanding anything in the Plan to the contrary, (i) the provisions of this Article will not apply to Annual Accounts attributable to amounts earned in Plan Years beginning on or after January 1, 2020; and (ii) the provisions of Section 6.3 will apply to distributions upon Retirement.

3.	Section 6.1 of the Plan is amended to read as follows:

6.1    Termination Benefit.

(a)
Benefits from Years Before 2020. Subject to Section 6.3, if a Participant experiences a Separation from Service that does not qualify as a Retirement, the Participant will receive his or her vested benefit from Annual Accounts attributable to amounts earned in Plan Years beginning before January 1, 2020, in the form of a lump sum payment or annual installment payments, as elected by Participant in accordance with Section 6.2.

(b)
Benefits from Years After 2019. Subject to Section 6.3, if a Participant experiences a Separation from Service (whether or not it qualifies as Retirement), the Participant will receive his or her vested benefit from Annual Accounts attributable to amounts earned in Plan Years beginning on or after January 1, 2020, in the form of a lump sum payment or annual installment payments, as elected by the Participant in accordance with Section 6.2.

(c)	Termination Benefit Defined. A benefit payable pursuant to this Article will be referred to herein as the “Termination Benefit”.

(d)
Timing of Termination Benefits. A Participant’s Termination Benefit will be calculated as of the close of business on or around the Benefit Distribution Date for such benefit, which will be the first day after the end of the 6-month period immediately following the date on which the Participant experiences such Separation from Service.

4.	Section 6.2 of the Plan is amended to read as follows:

6.2    Payment of Termination Benefit.

(a)
Election of Payment Form. Subject to Section 6.3, to the extent permitted by the Committee, in connection with a Participant’s election to defer an Annual Deferral Amount, the Participant may elect the form of Termination Benefit in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive the Termination Benefit for each Annual Account in the form of (i) a lump sum payment, or (ii) pursuant to an Annual Installment Method of 5 years (for Plan Years before 2020) or an Annual Installment Method of either 5, 10 or 15 years (for Plan Years beginning on or after January 1, 2020). If a Participant does not make any election with respect to the Termination Benefit for an Annual Account, then the Participant will be deemed to have elected to receive such Annual Account as a lump sum.

(b)
Modification of Payment Form. A Participant may change the form of Termination Benefit payment for an Annual Account attributable to amounts earned in a Plan Year beginning on or after January 1, 2020, by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election will not take effect until 12 months after the date on which the election is made;

(ii)	The new Benefit Distribution Date for such Annual Account will be 5 years after the Benefit Distribution Date that would otherwise have been applicable to such Annual Account; and

(iii)	The election must be made at least 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account.
For purposes of applying the provisions of this Section 6.2(b), a Participant’s election to change the form of Termination Benefit payment for an Annual Account will not be considered to be made until the date on which the election becomes irrevocable. Such an election will become irrevocable no later than the date that is 12 months prior to the Benefit Distribution Date that would otherwise have been applicable to such Annual Account. Subject to the requirements of this Section 6.2(b), the Election Form most recently accepted by the Committee that has become effective for an Annual Account will govern the form of payout of such Annual Account.

(c)
Timing of Payments. The lump sum payment will be made, or installment payments will commence, upon the Participant’s Benefit Distribution Date. Remaining installments, if any, will be paid upon each anniversary of the Participant’s Benefit Distribution Date.

5.	A new Section 6.3 will be added to the Plan, to read as follows:

6.3    Small Balance Cashouts.

(a)
Generally. Except as provided in subsection (c) below, if at any time a Participant’s vested Account Balance does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Committee may elect, in its sole discretion, to pay the Participant’s entire vested Account Balance in an immediate single-sum payment. For purposes of determining the amount in a Participant’s vested Account Balance in order to apply this provision, any deferrals of compensation under this or any other nonqualified deferred compensation plan maintained by the Company, or any entity that would be considered a single employer with the Company under Code Sections 414(b) or (c), that is an “account balance plan” subject to Code Section 409A will be considered as part of the Participant’s vested Account Balance hereunder.

(b)	Documentation of Determination. Any exercise of the Committee’s discretion pursuant to subsection (a) will be evidenced in writing no later than the date of the distribution.

(c)
Six Month Delay. Notwithstanding the foregoing, no payment under this Section made on account of a Participant’s Separation from Service will be made within 6 months after the date the Participant Separates from Service.

6.	Except as provided herein, the Plan will remain in full force and effect.

IN WITNESS WHEREOF, the Committee has caused its duly authorized member to execute this Amendment on the date written below.

COMMITTEE

By:     /s/ John Karr

Name:    John Karr

Date:    November 11, 2019